NEWS RELEASE
FOR IMMEDIATE RELEASE
July 24, 2024
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS THIRD QUARTER FISCAL YEAR 2024 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended June 30, 2024. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com.

Highlights for the quarter include:
•net income of $9.6 million;
•basic and diluted earnings per share of $0.07;
•net interest margin of 1.77%;
•paid dividends of $0.085 per share; and
•on July 23, 2024, announced a cash dividend of $0.085 per share, payable on August 16, 2024 to stockholders of record as of the close of business on August 2, 2024

The Company's Board of Directors is committed to paying the $0.085 per share cash dividend each quarter for the foreseeable future. As a result of the income tax on the quarterly earnings distribution from the Bank to the Company due to the recapture of the Bank's bad debt reserves, the Company's quarterly earnings may not be sufficient to fully cover the amount of the quarterly dividend payment. Because of that, the Company is retaining cash balances to support future dividend payments. The amount of cash held by the Company at June 30, 2024 was $49.1 million.

Comparison of Operating Results for the Three Months Ended June 30, 2024 and March 31, 2024
For the quarter ended June 30, 2024, the Company recognized net income of $9.6 million, or $0.07 per share, compared to net income of $13.8 million, or $0.11 per share, for the quarter ended March 31, 2024. The lower net income in the current quarter was due primarily to higher income tax expense, mainly from income tax expense on the quarterly earnings distribution from the Bank to the holding company due to the Bank's pre-1988 bad debt recapture, and a higher provision for credit losses due largely to commercial loan growth. The income tax expense associated with the pre-1988 bad debt recapture negatively impacted earnings by $0.03 per share in the current quarter. See additional discussion regarding the Bank's pre-1988 bad debt recapture in the "Income Tax Expense" section below. The net interest margin decreased five basis points, from 1.82% for the prior quarter to 1.77% for the current quarter due mainly to increases in the cost and average balance of retail certificates of deposit outpacing net interest margin improvements from the securities and loan portfolios.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$76,803	$76,122	$681	0.9%
Mortgage-backed securities ("MBS")	9,585	7,794	1,791	23.0
Cash and cash equivalents	3,875	4,513	(638)	(14.1)
Federal Home Loan Bank Topeka ("FHLB") stock	2,477	2,528	(51)	(2.0)
Investment securities	2,255	2,332	(77)	(3.3)
Total interest and dividend income	$94,995	$93,289	$1,706	1.8

The increase in interest income on loans receivable was due to an increase in the weighted average yield, partially offset by a lower average portfolio balance compared to the prior quarter due largely to a decrease in the one-to four-family correspondent loan portfolio. See additional discussion in the "Financial Condition as of June 30, 2024" section below. The increase in interest income on MBS was due to an increase in average balance compared to the prior quarter as a result of the full quarter impact of purchases made late in the prior quarter as well as purchases made during the current quarter. The decrease in interest income on cash and cash equivalents was due to a decrease in the average balance as excess operating cash during the current quarter was, in part, reinvested into the MBS portfolio.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$36,233	$33,415	$2,818	8.4%
Borrowings	18,438	18,554	(116)	(0.6)
Total interest expense	$54,671	$51,969	$2,702	5.2

The increase in interest expense on deposits was due primarily to increases in the weighted average rate paid and the average balance of the retail certificate of deposit portfolio.

Provision for Credit Losses
For the quarter ended June 30, 2024, the Bank recorded a provision for credit losses of $1.5 million, compared to a provision for credit losses of $301 thousand for the prior quarter. The provision for credit losses in the current quarter was comprised of a $1.3 million increase in the allowance for credit losses ("ACL") for loans, along with a $195 thousand increase in the reserve for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was due primarily to commercial loan growth.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,706	$2,451	$255	10.4%
Insurance commissions	905	735	170	23.1
Other non-interest income	1,098	1,457	(359)	(24.6)
Total non-interest income	$4,709	$4,643	$66	1.4

The increase in deposit service fees was due primarily to increased debit card usage, which generated additional interchange and service charge income during the current quarter. The increase in insurance commissions was mainly a result of rate increases within the insurance market on both existing and new business. The decrease in other non-interest income was due mainly to a decrease in income on bank-owned life insurance related to the receipt of death benefits in the prior quarter while none were received in the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,307	$12,887	$420	3.3%
Information technology and related expense	5,364	4,954	410	8.3
Occupancy, net	3,263	3,481	(218)	(6.3)
Federal insurance premium	1,352	1,727	(375)	(21.7)
Regulatory and outside services	1,322	1,380	(58)	(4.2)
Advertising and promotional	951	1,271	(320)	(25.2)
Deposit and loan transaction costs	726	867	(141)	(16.3)
Office supplies and related expense	405	419	(14)	(3.3)
Other non-interest expense	1,260	1,459	(199)	(13.6)
Total non-interest expense	$27,950	$28,445	$(495)	(1.7)

The increase in salaries and employee benefits was due mainly to merit and other salary adjustments during the current quarter and an increase in loan related commissions due to an increase in one- to four-family loan origination volume compared to the prior quarter. The increase in information technology and related expense was due primarily to higher software related expenses mainly related to new agreements and agreement renewals at higher costs. The decrease in the federal insurance premium was due to the actual Federal Deposit Insurance Corporation ("FDIC") assessment being lower than projected for the prior quarter, which was reflected in the current quarter when it was paid. The decrease in advertising and promotional expense was due mainly to the timing of campaigns compared to the prior quarter. The decrease in deposit and loan transaction costs was due primarily to expenses related to calendar year-end processing being paid in the prior quarter. The decrease in other non-interest expense was due mainly to a reduction in customer fraud losses compared to the prior quarter.

The Company's efficiency ratio was 62.07% for the current quarter compared to 61.89% for the prior quarter. The change in the efficiency ratio was due to lower net interest income, partially offset by lower non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue, relative to its net interest income and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$15,611	$17,217	$(1,606)	(9.3)%
Income tax expense	5,963	3,455	2,508	72.6
Net income	$9,648	$13,762	$(4,114)	(29.9)

Effective Tax Rate	38.2%	20.1%

The increase in income tax expense and the higher effective tax rate in the current quarter was due primarily to recording $2.9 million of income taxes on the current quarter distribution of earnings from the Bank to the Company, compared to $508 thousand of income taxes on the distribution of earnings from the Bank to the Company during the prior quarter. The distribution of earnings during the current quarter was consistent with distributions in prior periods as 100% of the Bank's quarterly earnings were distributed to the Company.

The income tax on the earnings distribution from the Bank to the Company was due to the recapture of a portion of the Bank's bad debt reserves which were established prior to September 30, 1988, and are included in the Bank's retained earnings ("pre-1988 bad debt reserves"). It is anticipated that a taxable net loss will be reported on the Company's September 30, 2024 federal tax return due to the net losses associated with the strategic securities transaction ("securities strategy") which will result in the Bank and Company having a negative current and accumulated earnings and profit tax position. This requires the Bank to draw upon the pre-1988 bad debt reserves for any distributions from the Bank to the Company during the current fiscal year. The Bank is required to pay taxes on the reductions to the pre-1988 bad debt reserves equal to the current corporate tax rate at the time of the distribution of the amount of Bank earnings paid to the Company ("pre-1988 bad debt recapture"). It is anticipated that the Bank will be required to record income tax expense on earnings distributions from the Bank to the Company for the remainder of fiscal year 2024 due to the amount of remaining pre-1988 bad debt reserves, which was $85.5 million, or $18.0 million tax effected, as of June 30, 2024. Management anticipates the effective tax rate for the fourth quarter of fiscal year 2024 will be approximately 30% which includes the pre-1988 bad debt recapture for the quarterly earnings projected to be paid from the Bank to the Company during the fourth quarter of fiscal year 2024, assuming regulatory approval is received for the distribution.

Management is currently evaluating the income tax issues associated with the pre-1988 bad debt reserves. There is some uncertainty related to how the Bank's current earnings and profits, beginning in fiscal year 2025, should be treated in relation to distributions from the Bank to the Company and the associated impact, if any, to the pre-1988 bad debt reserves. As of this point in time, it is more likely than not that the Bank will be required to record income tax expense on distributions from the Bank to the Company each time a distribution is made during fiscal year 2025. Management anticipates the effective tax rate for fiscal year 2025 may be in the 30% to 33% range if the Bank is required to record income tax expense on distributions from the Bank to the Company.

Comparison of Operating Results for the Nine Months Ended June 30, 2024 and 2023
The Company recognized net income of $26.0 million, or $0.20 per share, for the current year period, compared to net income of $38.7 million, or $0.29 per share, for the prior year period. In the first quarter of fiscal year 2024, the Bank incurred $13.3 million ($10.0 million net of tax) of net losses related to the securities strategy discussed in the "Securities Strategy to Improve Earnings" section below. The lower net income for the current year period was primarily a result of the net loss associated with the securities strategy, a decrease in deposit service fees, a decrease in net interest income, and an increase in income tax expense largely related to the pre-1988 bad debt recapture, partially offset by a lower provision for credit losses and a decrease in non-interest expense. The income tax expense associated with the pre-1988 bad debt recapture negatively impacted earnings by $0.02 per share in the current year period. Excluding the effects of the net loss associated with the securities strategy, earnings per share would have been $0.28 for the current year period.

Periodically, at management's discretion, we have utilized a strategy to increase earnings which entails entering into short-term FHLB borrowings and depositing the proceeds from these FHLB borrowings, net of the purchases of FHLB stock made to meet FHLB stock holding requirements, at the Federal Reserve Bank of Kansas City ("FRB") (the "leverage strategy"). See additional information regarding the leverage strategy in the "Financial Condition as of June 30, 2024 - Leverage Strategy" section below. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction.

The net interest margin increased 27 basis points, from 1.50% for the prior year period to 1.77% for the current year period, due primarily to the leverage strategy being in place during the prior year period but not in the current year period. The leverage strategy negatively impacted the net interest margin for the prior year period by 16 basis points. The remaining improvement in the net interest margin absent the leverage strategy was due to higher yields on securities and loans which outpaced the increase in the cost of deposits, largely in retail certificates of deposit.

Securities Strategy to Improve Earnings
In October 2023, the Company initiated a securities strategy by selling $1.30 billion of securities, representing 94% of its securities portfolio. Since the Company did not have the intent to hold the $1.30 billion of securities to maturity at September 30, 2023, the Company recognized an impairment loss on those securities, $192.6 million of which was reflected in the Company's financial statements for the quarter ended September 30, 2023. The securities strategy was designed to allow the Company to improve its earnings stream going forward, beginning in the current fiscal year, by redeploying most of the proceeds into current market rate securities and to provide liquidity to deleverage the balance sheet utilizing the remaining proceeds. During the quarter ended December 31, 2023 the Company completed the sale of securities and recognized $13.3 million ($10.0 million net of tax), or $0.08 per share, of additional loss related to the sale of the securities. See additional information regarding the impact of the securities strategy on our financial measurements in "Average Balance Sheets" below. The $1.30 billion of securities sold had a weighted average yield of 1.22% and an average duration of 3.6 years. With the proceeds from the sale of the securities, the Company purchased $632.0 million of securities yielding 5.75%, paid down $500.0 million of borrowings with a cost of 4.70%, and held the remaining cash at the FRB earning interest at the reserve balance rate until such time as it can be used to fund commercial activity or other Bank operations.

See additional discussion related to commercial loan activity in the "Financial Condition as of June 30, 2024" and "Supplemental Financial Information - Loan Portfolio" sections below.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$228,866	$206,056	$22,810	11.1%
MBS	23,238	14,121	9,117	64.6
Cash and cash equivalents	13,166	37,657	(24,491)	(65.0)
FHLB stock	7,591	11,025	(3,434)	(31.1)
Investment securities	7,115	2,671	4,444	166.4
Total interest and dividend income	$279,976	$271,530	$8,446	3.1

The increase in interest income on loans receivable was due largely to an increase in the weighted average yield and the average balance of the portfolio. The increase in the weighted average yield was due primarily to originations and purchases at higher market rates between periods, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The increase in the average balance was mainly in the commercial loan portfolio which was partially offset by a decrease in the average balance of the one-to four-family loan portfolio. See additional discussion in the "Financial Condition as of June 30, 2024" and "Supplemental Financial Information - Loan Portfolio" sections below. The increase in interest income on MBS and investment securities was due to an increase in the weighted average yield, partially offset by a decrease in the average balance, both a result of the securities strategy. The decrease in interest income on cash and cash equivalents and the decrease in dividend income on FHLB stock were due mainly to the leverage strategy being utilized during the prior year period and not being utilized during the current year period. Interest income on cash and cash equivalents related to the leverage strategy decreased $34.7 million and dividend income on FHLB stock related to the leverage strategy decreased $3.4 million compared to the prior year period. Interest income on cash and cash equivalents not associated with the leverage strategy increased $10.2 million due largely to an increase in the average balance of cash and cash equivalents as a result of the securities strategy.
Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$102,091	$52,489	$49,602	94.5%
Borrowings	56,648	96,504	(39,856)	(41.3)
Total interest expense	$158,739	$148,993	$9,746	6.5

The increase in interest expense on deposits was due almost entirely to an increase in the weighted average rate paid on the deposit portfolio, specifically retail certificates of deposit and money market accounts. Interest expense on borrowings associated with the leverage strategy decreased $36.5 million compared to the prior year period due to the leverage strategy being in place during the prior year period and not being in place during the current year period. Interest expense on borrowings not associated with the leverage strategy decreased $3.4 million due mainly to a reduction in the average outstanding balance of the FHLB line of credit compared to the prior year period and a decrease in borrowings under the Federal Reserve's Bank Term Funding Program ("BTFP"), which were repaid during the current year period. The decrease was partially offset by new borrowings added between periods at market interest rates higher than the overall portfolio rate, to replace maturing advances and to fund operational needs.

Provision for Credit Losses
The Bank recorded a provision for credit losses of $1.9 million during the current year period, compared to a provision for credit losses of $5.9 million for the prior year period. The provision for credit losses in the current year period was comprised of a $2.1 million increase in the ACL for loans, partially offset by a $238 thousand release in the reserve for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was due primarily to commercial loan growth.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$7,732	$9,987	$(2,255)	(22.6)%
Insurance commissions	2,503	2,560	(57)	(2.2)
Net loss from securities transactions	(13,345)	—	(13,345)	N/A
Other non-interest income	3,568	3,702	(134)	(3.6)
Total non-interest income	$458	$16,249	$(15,791)	(97.2)
The decrease in deposit service fees was due primarily to a change in the fee structure of certain deposit products after the Bank's digital transformation project. The net loss from securities transactions relates to the securities strategy, with no similar transaction in the prior year period.
Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$39,186	$39,687	$(501)	(1.3)%
Information technology and related expense	15,687	16,977	(1,290)	(7.6)
Occupancy, net	10,116	10,598	(482)	(4.5)
Federal insurance premium	4,939	3,289	1,650	50.2
Regulatory and outside services	4,345	4,274	71	1.7
Advertising and promotional	3,210	3,613	(403)	(11.2)
Deposit and loan transaction costs	2,135	1,916	219	11.4
Office supplies and related expense	1,185	1,810	(625)	(34.5)
Other non-interest expense	4,100	3,576	524	14.7
Total non-interest expense	$84,903	$85,740	$(837)	(1.0)

The decrease in salaries and employee benefits was a result of a decrease in full-time equivalent employees between the two periods as a result of management's decision to not backfill non-critical employees through natural attrition, along with a reduction in loan commissions, partially offset by lower capitalized payroll costs than the prior year due to the digital transformation project in the prior year. Due to management's decision to not backfill non-critical employees, during fiscal year 2023 the Bank moved to a new branch staffing model comprised of decision makers and well-rounded employees that is intended to add an elevated experience for customers who choose in-person banking activities. The decrease in information technology and related expense was due mainly to lower third-party project management expenses due to the Bank's digital transformation project during the prior year period along with the discontinuation of other costs associated with the previous core system, partially offset by higher software licensing expenses resulting from new agreements associated with the digital transformation project. The increase in the federal insurance premium was due primarily to an increase in the FDIC assessment rate as a result of the way the rate is adjusted for the occurrence of a net loss during the quarter ending September 30, 2023. The decrease in advertising and promotional expense was due primarily to the timing of campaigns between the periods. The increase in deposit and loan transaction costs was due primarily to the outsourcing of statement processing related to the digital transformation, partially offset by a reduction in other costs due to the digital transformation. The decrease in office supplies and related expense was due primarily to the outsourcing of statement processing related to the digital transformation, and the timing of office supply purchases between periods. The increase in other non-interest expense was due mainly to an increase in customer fraud losses.

The Company's efficiency ratio was 69.77% for the current year period compared to 61.78% for the prior year period. Excluding the net losses from the securities strategy, the efficiency ratio would have been 62.87% for the current year period. The change in the efficiency ratio, excluding the securities strategy, was due primarily to lower non-interest income in the current year period compared to the prior year period.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$34,896	$47,171	$(12,275)	(26.0)%
Income tax expense	8,943	8,440	503	6.0
Net income	$25,953	$38,731	$(12,778)	(33.0)

Effective Tax Rate	25.6%	17.9%
The increase in income tax expense and the higher effective tax rate in the current year period was due primarily to recording income taxes on the current year distributions of earnings from the Bank to the Company in association with the pre-1988 bad debt recapture, partially offset by a $3.3 million tax benefit related to the $13.3 million net loss on the securities sale associated with the securities strategy.

Financial Condition as of June 30, 2024
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	June 30,	March 31,	Percent	September 30,	Percent
	2024	2024	Change	2023	Change
	(Dollars and shares in thousands)
Total assets	$9,602,757	$9,721,286	(4.9)%	$10,177,461	(7.5)%
Available-for-sale ("AFS") securities	801,953	842,950	(19.5)	1,384,482	(56.1)
Loans receivable, net	7,933,043	7,877,569	2.8	7,970,949	(0.6)
Deposits	6,129,660	6,141,711	(0.8)	6,051,220	1.7
Borrowings	2,291,605	2,351,022	(10.1)	2,879,125	(27.2)
Stockholders' equity	1,020,676	1,024,903	(1.6)	1,044,054	(3.0)
Equity to total assets at end of period	10.6%	10.5%		10.3%
Average number of basic shares outstanding	129,866	130,536	(2.1)	133,225	(3.4)
Average number of diluted shares outstanding	129,866	130,536	(2.1)	133,225	(3.4)

During the current quarter, total assets decreased $118.5 million, to $9.60 billion at June 30, 2024, due primarily to a decrease in cash which was used to pay off certain borrowings that matured and to fund deposit withdrawals and other Bank operations. The loan portfolio mix continued to shift from one- to four-family loans to commercial loans during the current quarter, with $115.4 million, 34% annualized, in commercial loan growth, partially offset by a $59.9 million decrease in one- to four-family loans due primarily to a $52.1 million decrease in one- to four-family correspondent loans.

As a result of rising interest rates and lack of housing inventory, there has been a slowdown in the housing market which has reduced the demand for residential loans and has directly impacted the Bank's one- to four-family loan portfolio. Origination and refinance activity has slowed considerably, and there has been a reduction in one- to four-family loan balances through scheduled repayments and loan payoffs. During the current quarter, the Bank suspended its one- to four-family correspondent lending channels for the foreseeable future. While the Bank's one- to four-family loan activity levels are down compared to the prior year period, partially due to the interest rate environment and seasonality, management also expects the Bank's one- to four-family loan portfolio will continue to decrease as cash flows generated from the one- to four-family portfolio are used to fund commercial loan growth.

Total liabilities decreased $114.3 million during the current quarter due primarily to a $59.4 million decrease in borrowings as not all maturing FHLB borrowings were replaced. Management estimates that the Bank had $3.00 billion in additional liquidity available at June 30, 2024 based on the Bank's blanket collateral agreement with FHLB and unencumbered securities.

Total assets decreased $574.7 million from September 30, 2023 due primarily to the securities strategy. The loan portfolio decreased $37.9 million from September 30, 2023 due mainly to a $214.4 million decrease in one- to four-family loans, partially offset by a $177.9 million increase in commercial loans.

Total liabilities decreased $551.3 million from September 30, 2023 due primarily to a decrease in borrowings as some of the funds from the securities strategy were used to repay all $500.0 million of outstanding borrowings under the BTFP. Total deposits increased $78.4 million from September 30, 2023 primarily in retail certificates of deposit, all in the 14 months or shorter term category, partially offset by a decrease in retail money market accounts as some customers elected to move funds to the Bank's certificate of deposit offerings or the Bank's higher yielding savings account offering. Management continues to competitively price certain short-term retail certificate of deposit products so that if market rates were to decrease in the near future, the Bank would be able to more quickly reprice those balances to lower market rates at maturity.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2024		June 30, 2024
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$117,621	6.79%	$252,439	6.91%
Purchased	—	—	3,497	5.91

Commercial:
Originated	206,503	7.79	259,406	7.67
Participations/Purchased	6,268	8.50	30,715	8.17
	$330,392	7.45	$546,057	7.33

Deposit Activity
Non-maturity deposits	$(35,571)		$(121,178)
Retail/Commercial certificates of deposit	51,583		249,715

Borrowing activity
Maturities and repayments	(109,918)	2.17	(339,754)	2.91
New borrowings	50,000	4.61	250,000	4.55

Leverage Strategy
Periodically, the Bank has utilized a leverage strategy to increase earnings, which entails entering into short-term FHLB borrowings and depositing the proceeds from these FHLB borrowings, net of the purchases of FHLB stock made to meet FHLB stock holding requirements, at the FRB. The leverage strategy is not a core operating business for the Company. It provides the Company the ability to utilize excess capital to generate earnings. Additionally, it is a strategy that can be exited quickly without additional costs. The profitability of the leverage strategy is attributable to net income derived from the dividends received on the increased FHLB stock holdings, plus the net interest rate spread between the yield on the leverage strategy cash at the FRB and the rate paid on the leverage strategy FHLB borrowings, less applicable FDIC premiums and estimated income tax expense. Leverage strategy borrowings are repaid prior to each quarter end so there is no impact to quarter end capital ratios. The leverage strategy was not in place at any time during the current year period due to the strategy being unprofitable, but it was in place at points during the prior year period. During the prior year period, the average balance of cash associated with the leverage strategy was $1.10 billion and interest earned on that cash was $34.7 million, the average balance of FHLB stock associated with the leverage strategy was $52.0 million and dividends earned on that stock were $3.4 million, and the average balance of FHLB borrowings associated with the leverage strategy was $1.16 billion and the related interest expense was $36.5 million. Additionally, the Company recognized $368 thousand of FDIC premiums and $209 thousand of income tax expense during the prior year period related to the leverage strategy. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Management continues to monitor the net interest rate spread and overall profitability of the leverage strategy.
Stockholders' Equity
Stockholders' equity totaled $1.02 billion at June 30, 2024, a decrease of $23.4 million from September 30, 2023. During the current year period, the Company repurchased $19.3 million of shares and paid regular quarterly cash dividends totaling $33.5 million, or $0.255 per share. On July 23, 2024, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.0 million, payable on August 16, 2024 to stockholders of record as of the close of business on August 2, 2024.
Based on the Company's accumulated earnings and profits at the beginning of its tax year and the expected current year tax earnings and profits deficit as a result of the losses associated with the securities strategy, all dividends paid to stockholders by the Company during fiscal year 2024 will be treated as a return of capital, pursuant to Internal Revenue Code Section 301(c)(2), which reduces the tax basis in the shares of the holder by the amount of the dividend received. Stockholders should consult their own tax advisors to determine the income tax consequences of their specific situation. The Company is providing this for informational purposes only and not as legal or tax advice. Based on current tax earnings and profits projections for fiscal year 2025, the Company anticipates that the majority, if not all, of the dividend payments to Company stockholders in fiscal year 2025 will be treated as dividends for tax purposes.

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of June 30, 2024, the Bank's capital ratios exceeded the well-capitalized requirements and the Bank exceeded all internal policy thresholds for sensitivity to changes in interest rates. As of June 30, 2024, the Bank's community bank leverage ratio was 9.1%.

At June 30, 2024, Capitol Federal Financial, Inc., at the holding company level, had $49.1 million in cash on deposit at the Bank. For fiscal year 2024, it is the intention of the Company's Board of Directors to pay out the regular quarterly cash dividend of $0.085 per share, totaling $0.34 per share for the year. To the extent that earnings in fiscal year 2024 exceed $0.34 per share, the Board of Directors will consider the payment of additional dividends. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

During the current year period, the Company repurchased 3,280,110 shares of common stock at an average price of $5.87 per share. The Company has $77.0 million authorized for repurchase under existing stock repurchase plans. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. These plans have no expiration date; however, the FRB's existing approval for the Company to repurchase shares up to $2.0 million expires in August 2024 and $75.0 million expires in February 2025.

During the current quarter no shares were repurchased as the Company evaluated the impact of the pre-1988 bad debt recapture requirements at the Bank and the impact that has on the amount of cash that can be distributed from the Bank to the Company. The pre-1988 bad debt recapture reduces the amount of earnings that can be distributed from the Bank to the Company, and to the extent this amount is less than the amount needed for quarterly dividends to stockholders, cash balances at the holding company would need to be used to cover the shortfall. Once the Company fully resolves the implications of the pre-1988 bad debt recapture, it may resume the repurchase of shares.

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2024.

Total shares outstanding	132,733,765
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,824,577)
Net shares outstanding	129,909,188

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 48 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of the pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission (SEC). Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	March 31,	September 30,
	2024	2024	2023
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $292,675, $419,332 and $213,830)	$317,821	$443,513	$245,605
AFS securities, at estimated fair value (amortized cost of $793,556, $831,337 and $1,385,992)	801,953	842,950	1,384,482
Loans receivable, net (ACL of $25,854, $24,634 and $23,759)	7,933,043	7,877,569	7,970,949
FHLB stock, at cost	106,309	109,070	110,714
Premises and equipment, net	92,089	91,105	91,531
Income taxes receivable, net	129	2,644	8,531
Deferred income tax assets, net	30,128	35,390	29,605
Other assets	321,285	319,045	336,044
TOTAL ASSETS	$9,602,757	$9,721,286	$10,177,461

LIABILITIES:
Deposits	$6,129,660	$6,141,711	$6,051,220
Borrowings	2,291,605	2,351,022	2,879,125
Advances by borrowers	34,851	52,698	62,993
Other liabilities	125,965	150,952	140,069
Total liabilities	8,582,081	8,696,383	9,133,407

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 132,733,765, 132,685,065 and 135,936,375 shares issued and outstanding as of June 30, 2024, March 31, 2024, and September 30, 2023, respectively	1,327	1,327	1,359
Additional paid-in capital	1,146,928	1,147,029	1,166,643
Unearned compensation, ESOP	(26,844)	(27,258)	(28,083)
Accumulated deficit	(112,118)	(110,722)	(104,565)
Accumulated other comprehensive income, net of tax	11,383	14,527	8,700
Total stockholders' equity	1,020,676	1,024,903	1,044,054
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,602,757	$9,721,286	$10,177,461

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans receivable	$76,803	$76,122	$228,866	$206,056
MBS	9,585	7,794	23,238	14,121
Cash and cash equivalents	3,875	4,513	13,166	37,657
FHLB stock	2,477	2,528	7,591	11,025
Investment securities	2,255	2,332	7,115	2,671
Total interest and dividend income	94,995	93,289	279,976	271,530

INTEREST EXPENSE:
Deposits	36,233	33,415	102,091	52,489
Borrowings	18,438	18,554	56,648	96,504
Total interest expense	54,671	51,969	158,739	148,993

NET INTEREST INCOME	40,324	41,320	121,237	122,537

PROVISION FOR CREDIT LOSSES	1,472	301	1,896	5,875
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	38,852	41,019	119,341	116,662

NON-INTEREST INCOME:
Deposit service fees	2,706	2,451	7,732	9,987
Insurance commissions	905	735	2,503	2,560
Net loss from securities transactions	—	—	(13,345)	—
Other non-interest income	1,098	1,457	3,568	3,702
Total non-interest income	4,709	4,643	458	16,249

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,307	12,887	39,186	39,687
Information technology and related expense	5,364	4,954	15,687	16,977
Occupancy, net	3,263	3,481	10,116	10,598
Federal insurance premium	1,352	1,727	4,939	3,289
Regulatory and outside services	1,322	1,380	4,345	4,274
Advertising and promotional	951	1,271	3,210	3,613
Deposit and loan transaction costs	726	867	2,135	1,916
Office supplies and related expense	405	419	1,185	1,810
Other non-interest expense	1,260	1,459	4,100	3,576
Total non-interest expense	27,950	28,445	84,903	85,740
INCOME BEFORE INCOME TAX EXPENSE	15,611	17,217	34,896	47,171
INCOME TAX EXPENSE	5,963	3,455	8,943	8,440
NET INCOME	$9,648	$13,762	$25,953	$38,731

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing income (annualized for the three-month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three-month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	June 30, 2024			March 31, 2024
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,970,881	$35,612	3.59%	$3,987,323	$35,151	3.53%
Correspondent purchased	2,317,550	18,854	3.25	2,369,131	19,274	3.25
Bulk purchased	130,876	731	2.23	133,832	735	2.20
Total one- to four-family loans	6,419,307	55,197	3.44	6,490,286	55,160	3.40
Commercial loans	1,371,631	19,311	5.57	1,351,574	18,708	5.48
Consumer loans	107,793	2,295	8.56	106,267	2,254	8.53
Total loans receivable(1)	7,898,731	76,803	3.88	7,948,127	76,122	3.82
MBS(2)	675,506	9,585	5.68	538,882	7,794	5.78
Investment securities(2)(3)	163,765	2,255	5.51	175,832	2,332	5.31
FHLB stock(4)	106,122	2,477	9.39	107,562	2,528	9.45
Cash and cash equivalents(5)	283,939	3,875	5.40	330,751	4,513	5.40
Total interest-earning assets	9,128,063	94,995	4.15	9,101,154	93,289	4.09
Other non-interest-earning assets	451,143			467,949
Total assets	$9,579,206			$9,569,103

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$874,477	508	0.23	$878,243	438	0.20
Savings	494,614	491	0.40	471,239	224	0.19
Money market	1,268,261	5,259	1.67	1,335,269	5,706	1.72
Retail certificates	2,751,521	28,106	4.11	2,623,613	25,297	3.88
Commercial certificates	58,059	623	4.31	51,304	510	4.00
Wholesale certificates	106,680	1,246	4.70	112,077	1,240	4.45
Total deposits	5,553,612	36,233	2.62	5,471,745	33,415	2.46
Borrowings(6)	2,297,228	18,438	3.22	2,360,776	18,554	3.15
Total interest-bearing liabilities	7,850,840	54,671	2.80	7,832,521	51,969	2.67
Non-interest-bearing deposits	534,901			528,278
Other non-interest-bearing liabilities	169,555			172,042
Stockholders' equity	1,023,910			1,036,262
Total liabilities and stockholders' equity	$9,579,206			$9,569,103

Net interest income(7)		$40,324			$41,320
Net interest-earning assets	$1,277,223			$1,268,633
Net interest margin(8)			1.77			1.82
Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.16x

Selected performance ratios:
Return on average assets (annualized)(9)(14)			0.40%			0.58%
Return on average equity (annualized)(10)(14)			3.77			5.31
Average equity to average assets			10.69			10.83
Operating expense ratio (annualized)(11)			1.17			1.19
Efficiency ratio(12)(14)			62.07			61.89

	For the Nine Months Ended
	June 30, 2024			June 30, 2023
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,994,694	$105,823	3.53%	$4,051,068	$101,249	3.33%
Correspondent purchased	2,367,032	57,788	3.26	2,419,202	56,578	3.12
Bulk purchased	133,783	2,160	2.15	144,514	1,374	1.27
Total one- to four-family loans	6,495,509	165,771	3.40	6,614,784	159,201	3.21
Commercial loans	1,343,241	56,285	5.51	1,117,549	41,089	4.85
Consumer loans	106,670	6,810	8.53	102,600	5,766	7.51
Total loans receivable(1)	7,945,420	228,866	3.83	7,834,933	206,056	3.50
MBS(2)	580,178	23,238	5.34	1,173,959	14,121	1.60
Investment securities(2)(3)	202,392	7,115	4.69	525,035	2,671	0.68
FHLB stock(4)	107,448	7,591	9.44	170,652	11,025	8.64
Cash and cash equivalents(5)	320,398	13,166	5.40	1,182,559	37,657	4.20
Total interest-earning assets	9,155,836	279,976	4.06	10,887,138	271,530	3.32
Other non-interest-earning assets	461,030			261,221
Total assets	$9,616,866			$11,148,359

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$879,536	1,389	0.21	$982,372	1,056	0.14
Savings	480,656	854	0.24	536,363	343	0.09
Money market	1,322,851	17,702	1.79	1,622,486	12,513	1.03
Retail certificates	2,643,182	76,603	3.87	2,193,096	34,567	2.11
Commercial certificates	52,961	1,596	4.02	38,970	608	2.09
Wholesale certificates	116,590	3,947	4.52	126,567	3,402	3.59
Total deposits	5,495,776	102,091	2.48	5,499,854	52,489	1.28
Borrowings(6)	2,375,474	56,648	3.18	3,829,154	96,504	3.35
Total interest-bearing liabilities	7,871,250	158,739	2.69	9,329,008	148,993	2.13
Non-interest-bearing deposits	533,454			569,239
Other non-interest-bearing liabilities	179,929			175,176
Stockholders' equity	1,032,233			1,074,936
Total liabilities and stockholders' equity	$9,616,866			$11,148,359

Net interest income(7)		$121,237			$122,537
Net interest-earning assets	$1,284,586			$1,558,130
Net interest margin(8)			1.77			1.50
Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.17x

Selected performance ratios:
Return on average assets (annualized)(9)(14)			0.36%			0.46%
Return on average equity (annualized)(10)(14)			3.35			4.80
Average equity to average assets			10.73			9.64
Operating expense ratio (annualized)(11)			1.18			1.03
Efficiency ratio(12)(14)			69.77			61.78
Pre-tax yield on leverage strategy(13)			—			0.13

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)There were no nontaxable securities included in the average balance of investment securities for the quarters ended June 30, 2024 or March 31, 2024. The average balance of investment securities includes an average balance of nontaxable securities of $68 thousand and $1.1 million for the nine-month periods ended June 30, 2024 and June 30, 2023, respectively.
(4)There was no FHLB stock related to the leverage strategy for the quarter and nine-month period ended June 30, 2024 or the quarter ended March 31, 2024. Included in this line, for the nine-month period ended June 30, 2023, is FHLB stock related to the leverage strategy with an average outstanding balance of $52.0 million and dividend income of $3.4 million, at a weighted average yield of 8.65%, and FHLB stock not related to the leverage strategy with an average outstanding balance of $118.7 million, and dividend income of $7.7 million, at a weighted average yield of 8.63%.
(5)There was no cash and cash equivalents related to the leverage strategy during the quarter and nine-month period ended June 30, 2024 or the quarter ended March 31, 2024. The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.10 billion and interest income of $34.7 million, at a weighted average yield of 4.14% during the nine-month period ended June 30, 2023.
(6)There were no borrowings related to the leverage strategy during the quarter and nine-month period ended June 30, 2024 or the quarter ended March 31, 2024. Included in this line, for the nine-month period ended June 30, 2023 are FHLB borrowings related to the leverage strategy with an average outstanding balance of $1.16 billion and interest paid of $36.5 million, at a weighted average rate of 4.17%, and borrowings not related to the leverage strategy with an average outstanding balance of $2.67 billion, and interest paid of $60.0 million, at a weighted average rate of 2.99%. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is a profitability measure for financial institutions.
(9)Return on average assets represents annualized net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(10)Return on average equity represents annualized net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(11)The operating expense ratio represents annualized non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(12)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue, related to its net interest margin and non-interest income.
(13)The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction. Management believes this ratio is important to investors as it provides the yield the Company is earning on the leverage strategy transaction.
(14)The table below provides a reconciliation between performance measures presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance measures excluding the impact of the net loss on the securities transactions associated with the securities strategy, which are not presented in accordance with GAAP. The securities strategy was non-recurring in nature; therefore management believes it is meaningful to investors to present certain financial measures excluding the securities strategy to better evaluate the Company's core operations. See information regarding the securities strategy in "Comparison of Operating Results for the Nine Months Ended June 30, 2024 and June 30, 2023 - Securities Strategy".

	For the Nine Months Ended
	June 30, 2024
			Excluding
			Securities
	Actual	Securities	Strategy
	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.36%	(0.14)%	0.50%
Return on average equity (annualized)	3.35	(1.31)	4.66
Efficiency Ratio	69.77	6.90	62.87
Earnings per share(15)	$0.20	$(0.08)	$0.28
(15)Earnings per share is calculated as net income divided by average shares outstanding. Management believes earnings per share is an important measure to investors as it shows the Company's earnings in relation to the Company's outstanding shares.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	June 30, 2024			March 31, 2024			September 30, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,961,407	3.54%	49.8%	$3,950,097	3.47%	50.1%	$3,978,837	3.39%	49.9%
Correspondent purchased	2,262,371	3.47	28.5	2,314,448	3.46	29.3	2,405,911	3.44	30.1
Bulk purchased	129,102	2.52	1.6	132,284	2.28	1.7	137,193	1.85	1.7
Construction	24,642	5.94	0.3	40,628	4.84	0.5	69,974	3.68	0.9
Total	6,377,522	3.50	80.2	6,437,457	3.45	81.6	6,591,915	3.38	82.6
Commercial:
Commercial real estate	1,119,295	5.43	14.1	1,035,634	5.32	13.1	995,788	5.29	12.5
Commercial and industrial	131,848	6.69	1.7	112,123	6.53	1.4	112,953	6.36	1.4
Construction	214,240	5.76	2.7	202,201	5.54	2.6	178,746	5.01	2.2
Total	1,465,383	5.59	18.5	1,349,958	5.46	17.1	1,287,487	5.35	16.1
Consumer loans:
Home equity	98,736	8.90	1.2	96,114	8.86	1.2	95,723	8.83	1.2
Other	9,637	5.65	0.1	9,203	5.50	0.1	9,256	5.20	0.1
Total	108,373	8.61	1.3	105,317	8.57	1.3	104,979	8.51	1.3
Total loans receivable	7,951,278	3.96	100.0%	7,892,732	3.86	100.0%	7,984,381	3.76	100.0%

Less:
ACL	25,854			24,634			23,759
Deferred loan fees/discounts	30,777			30,007			31,335
Premiums/deferred costs	(38,396)			(39,478)			(41,662)
Total loans receivable, net	$7,933,043			$7,877,569			$7,970,949

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2024		June 30, 2024
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,892,732	3.86%	$7,984,381	3.76%
Originated and refinanced	324,124	7.43	511,845	7.29
Purchased and participations	6,268	8.50	34,212	7.94
Change in undisbursed loan funds	8,303		126,191
Repayments	(260,092)		(685,068)
Principal (charge-offs)/recoveries, net	(57)		(58)
Other	(20,000)		(20,225)
Ending balance	$7,951,278	3.96	$7,951,278	3.96

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of June 30, 2024. Credit scores were updated in September 2023 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,961,407	62.1%	3.54%	771	59%	$167
Correspondent purchased	2,262,371	35.5	3.47	767	63	406
Bulk purchased	129,102	2.0	2.52	772	54	282
Construction	24,642	0.4	5.94	770	46	368
	$6,377,522	100.0	3.50	770	60	214

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended				For the Nine Months Ended
	June 30, 2024				June 30, 2024
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$101,341	6.44%	75%	770	$212,689	6.53%	74%	769
Correspondent purchased	—	—	—	—	3,497	5.91	70	765
	$101,341	6.44	75	770	$216,186	6.52	74	768

As of June 30, 2024 the Bank had one- to four-family loan origination and refinance commitments of $58.6 million at a weighted average rate of 6.57%. There were no one- to four-family correspondent loan purchase commitments at June 30, 2024, as during the current quarter the Bank suspended purchasing one- to four-family loans from correspondent lenders for the foreseeable future.

Commercial Loans: During the nine months ended June 30, 2024, the Bank originated and entered into commercial loan participations totaling $290.1 million, including $135.4 million in commercial construction loans, $87.5 million in commercial real estate loans, and $67.2 million in commercial and industrial loans. During that period, the Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $241.0 million at a weighted average rate of 6.42%, which included $194.3 million, $29.5 million, and $17.2 million of disbursements on new and existing commercial construction, commercial real estate, and commercial and industrial loans, respectively.

As of June 30, 2024, March 31, 2024, and September 30, 2023, the Bank's commercial and industrial gross loan amounts (unpaid principal plus undisbursed amounts) totaled $169.0 million, $164.8 million, and $158.5 million, respectively, and commitments totaled $1.1 million at June 30, 2024.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of June 30, 2024, the Bank had six commercial real estate and commercial construction loan commitments totaling $59.1 million, at a weighted average rate of 7.57%. We anticipate fully funding the majority of the undisbursed amounts as most are not cancellable by the Bank. Of the total commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of June 30, 2024, management anticipates funding approximately $98 million during the September 2024 quarter, $70 million during the December 2024 quarter, $66 million during the March 2025 quarter, and $128 million during the June 2025 quarter or later.

	June 30, 2024				March 31, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Multi-family	41	$164,318	$217,459	$381,777	$301,285
Retail building	139	268,734	58,744	327,478	342,713
Senior housing	34	305,386	5,792	311,178	313,362
Hotel	17	282,176	22,046	304,222	245,336
Office building	79	128,201	627	128,828	129,599
One- to four-family property	340	59,899	3,998	63,897	63,661
Single use building	31	43,143	593	43,736	43,834
Warehouse/manufacturing	42	32,173	560	32,733	32,660
Other	63	49,505	7,596	57,101	60,991
	786	$1,333,535	$317,415	$1,650,950	$1,533,441

Weighted average rate		5.48%	6.71%	5.72%	5.53%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	June 30, 2024				March 31, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	580	$522,486	$167,445	$689,931	$658,576
Texas	19	295,655	48,396	344,051	344,349
Missouri	149	272,232	60,805	333,037	301,969
Colorado	8	40,194	10,293	50,487	54,751
New York	1	60,000	—	60,000	—
Tennessee	1	33,397	946	34,343	34,520
Arkansas	4	33,181	253	33,434	33,529
Nebraska	7	32,564	4	32,568	37,634
Other	17	43,826	29,273	73,099	68,113
	786	$1,333,535	$317,415	$1,650,950	$1,533,441

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by aggregate gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount and average loan amount, as of June 30, 2024. For loans over $50.0 million, $143.1 million were multi-family loans located in Kansas and Missouri, $116.0 million were related to hotel loans in New York and Texas, and $60.0 million was related to an office building in Texas. The current weighted average LTV based on the total projected disbursed loan amounts and the weighted average actual/projected debt service coverage ratios for loans over $50 million was 57% and 1.37x respectively, at June 30, 2024.

			Average
	Count	Amount	Amount
	(Dollars in thousands)
Greater than $50 million	5	$319,146	$63,829
>$30 to $50 million	7	241,624	34,518
>$20 to $30 million	11	266,942	24,267
>$15 to $20 million	9	153,790	17,088
>$10 to $15 million	14	169,472	12,105
>$5 to $10 million	32	233,458	7,296
$1 to $5 million	135	308,176	2,283
Less than $1 million	1,190	187,592	158
	1,403	$1,880,200	1,340

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at June 30, 2024, approximately 56% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	70	$7,148	72	$6,803	77	$7,746	88	$9,078	67	$6,377
Correspondent purchased	13	5,278	10	3,144	16	6,049	17	5,192	20	6,704
Bulk purchased	1	277	5	856	4	583	1	149	—	—
Construction	—	—	—	—	—	—	4	1,123	—	—
Commercial	15	2,781	11	3,354	14	3,809	5	94	6	573
Consumer	40	926	35	601	40	766	30	730	22	469
	139	$16,410	133	$14,758	151	$18,953	145	$16,366	115	$14,123
30 to 89 days delinquent loans
to total loans receivable, net		0.21%		0.19%		0.24%		0.21%		0.18%

	Non-Performing Loans and OREO at:
	June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	24	$2,046	23	$2,380	29	$3,749	24	$2,246	16	$1,582
Correspondent purchased	7	3,860	8	3,969	10	4,164	9	3,410	8	1,854
Bulk purchased	4	1,271	3	962	2	942	2	942	3	1,149
Commercial	8	1,160	11	1,203	8	1,198	12	2,183	8	1,225
Consumer	13	236	10	250	5	116	9	113	3	51
	56	8,573	55	8,764	54	10,169	56	8,894	38	5,861

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.11%		0.11%		0.13%		0.11%		0.07%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	—	$—	—	$—	—	$—	2	$215	3	$295
Correspondent purchased	—	—	—	—	—	—	1	282	—	—
Bulk purchased	—	—	—	—	—	—	—	—	1	257
Commercial	1	30	1	25	1	18	1	18	2	29
Consumer	—	—	—	—	—	—	—	—	1	37
	1	30	1	25	1	18	4	515	7	618
Total nonaccrual loans	57	8,603	56	8,789	55	10,187	60	9,409	45	6,479

Nonaccrual loans as a percentage of total loans		0.11%		0.11%		0.13%		0.12%		0.08%

OREO:
One- to four-family:
Originated(2)	—	$—	1	$67	2	$225	—	$—	—	$—
Correspondent purchased	—	—	—	—	1	219	1	219	—	—
	—	—	1	67	3	444	1	219	—	—
Total non-performing assets	57	$8,603	57	$8,856	58	$10,631	61	$9,628	45	$6,479

Non-performing assets as a percentage of total assets		0.09%		0.09%		0.11%		0.09%		0.06%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in commercial special mention loans at June 30, 2024 compared to September 30, 2023 was due mainly to two loans moving to special mention during the current year period as certain underlying economic considerations related to the loans are being monitored by management.

	June 30, 2024		March 31, 2024		September 30, 2023
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$20,362	$21,623	$21,531	$21,033	$18,603	$19,314
Commercial	23,212	2,531	19,886	1,969	16,407	1,293
Consumer	270	345	263	309	327	190
	$43,844	$24,499	$41,680	$23,311	$35,337	$20,797

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at June 30, 2024 to account for economic uncertainty that may not be adequately captured in the third-party economic forecast scenarios and other management considerations related to commercial loans to account for credit risks not fully reflected in the discounted cash flow model.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. On October 1, 2023, the Bank adopted Accounting Standards Update ("ASU") 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures ("ASU 2022-02"), which eliminated the accounting guidance for troubled debt restructurings by creditors. The Company applied a modified retrospective approach when adopting ASU 2022-02, resulting in a cumulative-effect adjustment which is reflected in the table below ("ASU 2022-02 Adoption"). The reserve for off-balance sheet credit exposures totaled $3.9 million at June 30, 2024.

	For the Three Months Ended	For the Nine Months Ended
	June 30, 2024	June 30, 2024
	(Dollars in thousands)
Balance at beginning of period	$24,634	$23,759
ASU 2022-02 Adoption	—	20
Charge-offs:
One- to four-family	—	—
Commercial	(50)	(60)
Consumer	(26)	(41)
Total charge-offs	(76)	(101)
Recoveries:
One- to four-family	17	25
Commercial	2	3
Consumer	—	15
Total recoveries	19	43
Net (charge-offs) recoveries	(57)	(58)
Provision for credit losses	1,277	2,133
Balance at end of period	$25,854	$25,854

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.65	0.64
ACL to non-performing loans at end of period	300.52	300.52
ACL to loans receivable at end of period	0.33	0.33
ACL to net charge-offs (annualized)	113x	332x

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The increase in the ratio of ACL to loans receivable at June 30, 2024 compared to March 31, 2024 and September 30, 2023 was due primarily to changes in the loan portfolio mix due to the continued shift from one- to four-family loans to commercial loans. One- to four-family loans have a lower ACL/loan ratio than commercial loans.

	Distribution of ACL			Ratio of ACL to Loans Receivable
	June 30,	March 31,	September 30,	June 30,	March 31,	September 30,
	2024	2024	2023	2024	2024	2023
	(Dollars in thousands)
One- to four-family	$4,808	$5,060	$5,328	0.08%	0.08%	0.08%
Commercial:
Commercial real estate	17,616	16,605	15,589	1.57	1.60	1.57
Commercial and industrial	1,134	1,019	1,104	0.86	0.91	0.98
Construction	2,045	1,706	1,487	0.95	0.84	0.83
Total commercial	20,795	19,330	18,180	1.42	1.43	1.41
Consumer	251	244	251	0.23	0.23	0.24
Total	$25,854	$24,634	$23,759	0.33	0.31	0.30

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at June 30, 2024. Overall, fixed-rate securities comprised 94% of our securities portfolio at June 30, 2024. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$672,754	5.69%	5.7
U.S. government-sponsored enterprise debentures	116,802	5.60	5.6
Corporate bonds	4,000	5.12	7.9
	$793,556	5.68	5.7

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2024			June 30, 2024
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$842,950	5.63%	5.4	$1,384,482	1.35%	3.8
Maturities and repayments	(118,206)			(373,739)
Proceeds from sale	—			(1,272,512)
Net amortization of (premiums)/discounts	1,586			7,327
Purchases	78,839	5.53	6.3	1,059,833	5.59	4.5
Net loss from securities transactions	—			(13,345)
Change in valuation on AFS securities	(3,216)			9,907
Ending balance - carrying value	$801,953	5.68	5.7	$801,953	5.68	5.7

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The amount of commercial non-maturity deposits included in the table below at June 30, 2024, March 31, 2024, and September 30, 2023 was $247.5 million, $251.8 million, and $267.3 million, respectively. The increase in the deposit portfolio rate at June 30, 2024 compared to March 31, 2024, and September 30, 2023 was due mainly to higher rates on retail certificates of deposit.

	June 30, 2024			March 31, 2024			September 30, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$548,760	—%	9.0%	$549,818	—%	8.9%	$558,326	—%	9.2%
Interest-bearing checking	872,462	0.27	14.2	902,848	0.19	14.7	901,994	0.19	14.9
Savings	515,399	0.56	8.4	482,503	0.27	7.9	480,091	0.12	7.9
Money market	1,263,229	1.67	20.6	1,300,252	1.67	21.2	1,380,617	1.96	22.8
Retail certificates of deposit	2,773,048	4.18	45.2	2,725,110	4.01	44.4	2,533,954	3.47	41.9
Commercial certificates of deposit	59,372	4.35	1.0	55,727	4.19	0.9	48,751	3.56	0.8
Public unit certificates of deposit	97,390	4.67	1.6	125,453	4.61	2.0	147,487	4.44	2.5
	$6,129,660	2.44	100.0%	$6,141,711	2.32	100.0%	$6,051,220	2.07	100.0%

Management has focused on retaining and growing deposits through the introduction of a high-yield savings account early in fiscal year 2024 which has a current rate of 4.21% for balances over $10 thousand. The high-yield savings account balance was $58.2 million as of June 30, 2024. A portion of the decrease in the money market portfolio during the current fiscal year has been attributable to the growth in this product, along with the growth in retail certificates of deposit. Management has sought to grow certificates of deposit with terms of 14 months or less by offering market competitive rates. We have focused on terms that will allow us to price down certificates of deposit if the FRB reduces overnight rates. Our certificate of deposit retention rate has been approximately 90% over the past 12-months.

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of June 30, 2024. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2024	$175,000	4.79%	2.92%
2025	650,000	3.30	2.96
2026	575,000	2.81	2.95
2027	480,000	3.14	3.25
2028	315,574	4.93	4.18
2029	97,500	4.40	4.40
	$2,293,074	3.53	3.24

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. During the current year period, management paid down BTFP borrowings with the proceeds received from the securities strategy.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2024			June 30, 2024
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,352,992	3.16%	1.9	$2,882,828	3.34%	1.8
Maturities and repayments	(109,918)	2.17		(339,754)	2.91
New FHLB borrowings	50,000	4.61	5.0	250,000	4.55	4.2
BTFP, net	—	—	—	(500,000)	4.70	—
Ending balance	$2,293,074	3.24	1.7	$2,293,074	3.24	1.7

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of June 30, 2024.

	September 30,	December 31,	March 31,	June 30,
	2024	2024	2025	2025	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$494,748	$684,174	$531,227	$404,517	$2,114,666
Repricing Rate	4.44%	4.50%	4.51%	4.49%	4.49%
Public Unit Certificates:
Amount	$34,985	$30,026	$17,526	$1,250	$83,787
Repricing Rate	4.63%	4.68%	4.90%	4.90%	4.71%
Non-Amortizing FHLB Advances:
Amount	$175,000	$200,000	$150,000	$200,000	$725,000
Repricing Rate	2.92%	3.35%	1.93%	3.27%	2.93%
Total
Amount	$704,733	$914,200	$698,753	$605,767	$2,923,453
Repricing Rate	4.07%	4.26%	3.97%	4.09%	4.11%

The following table sets forth the WAM information for our certificates of deposit, in years, as of June 30, 2024.

Retail certificates of deposit	0.9
Commercial certificates of deposit	0.6
Public unit certificates of deposit	0.5
Total certificates of deposit	0.9

Average Rates and Lives
At June 30, 2024, the gap between the Bank's amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.40) billion, or (14.6)% of total assets, compared to $(1.10) billion, or (11.3)% of total assets, at March 31, 2024. The change in the one-year gap amount was due to both a decrease in the amount of asset cash flows coming due in one year, at June 30, 2024, and an increase in the amount of liability cash flows coming due during the same time period, as compared to March 31, 2024. The decrease in asset cash flows was due primarily to a decrease in the balance of cash from March 31, 2024 to June 30, 2024, as well as to a decrease in short-term securities as a result of maturities during the current quarter. The increase in liability cash flows was due primarily to an increase in borrowings scheduled to mature, due to the passage of time, as well as to an increase in certificates of deposit scheduled to mature within one year as of June 30, 2024, compared to March 31, 2024, as the Bank continued to offer competitive rates on shorter-term certificates of deposit.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificates of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2024, the Bank's one-year gap would have been projected to be $(1.59) billion, or (16.5)% of total assets. The change in the gap compared to when there is no change in rates was due to lower anticipated net cash flows primarily as a result of lower prepayments on mortgage-related assets and call options on investment securities not getting exercised by agency issuers in the higher rate environment. This compares to a projected one-year gap of $(1.21) billion, or (12.5)% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2024.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of June 30, 2024. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$801,953	5.68%	3.3		8.7%
Loans receivable:
Fixed-rate one- to four-family	5,434,393	3.38	6.7	68.3%	59.2
Fixed-rate commercial	497,635	4.68	2.9	6.3	5.4
All other fixed-rate loans	38,112	6.84	6.5	0.5	0.4
Total fixed-rate loans	5,970,140	3.51	6.4	75.1	65.0
Adjustable-rate one- to four-family	918,487	4.12	4.0	11.5	10.0
Adjustable-rate commercial	967,748	6.05	5.5	12.2	10.6
All other adjustable-rate loans	94,903	8.59	3.0	1.2	1.0
Total adjustable-rate loans	1,981,138	5.27	4.7	24.9	21.6
Total loans receivable	7,951,278	3.95	5.9	100.0%	86.6
FHLB stock	106,309	9.47	1.9		1.2
Cash and cash equivalents	317,821	4.97	—		3.5
Total interest-earning assets	$9,177,361	4.20	5.4		100.0%

Non-maturity deposits	$2,651,090	1.00	6.5	47.5%	33.7%
Retail certificates of deposit	2,773,048	4.18	0.9	49.7	35.2
Commercial certificates of deposit	59,372	4.35	0.6	1.1	0.8
Public unit certificates of deposit	97,390	4.67	0.5	1.7	1.2
Total interest-bearing deposits	5,580,900	2.68	3.5	100.0%	70.9
Term borrowings	2,294,165	3.24	1.7		29.1
Total interest-bearing liabilities	$7,875,065	2.84	3.0		100.0%